Exhibit 1.2

	Industrie Canada	FORM 9 ARTICLES OF AMALGAMATION (SECTION 185)				FORMULE 9 STATUTS DE FUSION (ARTICLE 185)
Canada Business	Loi canadienne sur les sociétéspar actions
	1—Name of amalgamated corporation		Dénomination de la société issue de la
SEARS CANADA INC.
	2—The place in Canada where the registered office is to be situated		Lieu au Canada où doit être situé le siège social

City of Toronto, Province of Ontario
	3—The classes and any maximum number of shares that the corporation is authorized to issue		Catégories et tout nombre maximal d’actions que la société est autorisée à émettre unlimited number of common shares and an unlimited number of preferred shares, issuable in one or more series (the “Class 1 Preferred Shares”), an unlimited number of Class 1 Preferred Shares, Series A, Series B and Series C, the rights privileges, restrictions and conditions attaching to the Class 1 Preferred Shares, Series A, Series B and Series C are set forth in Schedule A.

	4—Restrictions, if any, on share transfers		Restrictions sur le transfert des actions, s’il y a lieu

There are no restrictions on transfers of shares of the Corporation
	5—Number (or minimum and maximum number) of directors		Nombre (ou nombre minimal et maximal) d’administrateurs
See attached Schedule B
	6—Restrictions, if any, on business the corporation may carry on		Limites imposées à I’activité commerciale de la société, s’il y a lieu

None
	7—Other provisions, if any		Autres dispositions, s’il y a lieu

The holders of any class or any series of shares of the Corporation shall not be entitled to vote separately as a class or series, as the case may be, on a proposal to amend the articles of the Corporation to increase or decrease any maximum number of authorized shares of such class or series or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class or series, to affect an exchange, reclassification or cancellation of all or part of the shares of such class or series, or to create a new class or series of shares equal or superior to the shares of such class or series.

	8—The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:	☐	183		8—La fusion a été approuvée en accord avec l’article ou le paragraphe de la Loi indiqué ci-après
		☒	184	(1)
		☐	184	(2)
	9—Name of the amalgamating corporations Dénomination des sociétés fusionnantes	Corporation No. N° de la société			Signature	Date	Title Titre
	Sears Canada Inc.		333088-5			99/12/30	Secretary
	The T. Eaton Company Limited/La Compagnie T. Eaton Limitee		370647-8			99/12/30	Secretary

FOR DEPARTMENTAL USE ONLY—A L’USAGE DU MINISTERE SEULEMENT Corporation No.—N° de la société	Filed- Déposée